Exhibit 99.3

Table of Contents

I.	Introduction to Unaudited Pro Forma Combined Condensed Financial Statements	2

II.	Unaudited Pro Forma Combined Condensed Balance Sheet as of September 30, 2007	6

III.	Unaudited Pro Forma Combined Condensed Statements of Operations for the Year Ended	7

	March 31, 2007 and the Six Months Ended September 30, 2007

IV.	Notes to Unaudited Pro Forma Combined Condensed Financial Statements	9

NETSCOUT SYSTEMS, INC.

INTRODUCTION TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

On November 1, 2007, NetScout Systems, Inc. (“NetScout” or the “Company”) closed the acquisition of Network General Central Corporation, a Delaware corporation (“Network General”), pursuant to terms of an Agreement and Plan of Merger, dated as of September 17, 2007, as amended on October 1, 2007 and as further amended on October 11, 2007 (the “Merger Agreement”), by and among the Company, Bradley Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Merger Sub”), Network General, Network General Corporation, a Delaware corporation and wholly-owned subsidiary of Network General, and Silver Lake Partners, L.P., a Delaware limited partnership, and TPG Starburst IV, LLC, a Delaware limited liability company, in each case solely in its capacity as a representative for the stockholders of Network General. The unaudited pro forma condensed combined financial statements (the “Pro Forma Financial Statements”) have been prepared to give effect to the merger.

For purposes of preparing the Pro Forma Financial Statements, the historical financial information for NetScout is based on its fiscal year ended March 31, 2007 and the interim six months ended September 30, 2007. The historical financial information for Network General is based on its fiscal year ended January 31, 2007 and the interim six months ended July 31, 2007. The unaudited pro forma combined condensed balance sheet presented herein includes the balance sheet of the Company as of September 30, 2007 and the balance sheet of Network General as of July 31, 2007. The unaudited pro forma combined condensed balance sheet combines the unaudited condensed balance sheets of the Company and Network General and gives effect to the merger and subsequent refinancing of the senior secured floating rate notes issued to the holders of Network General’s outstanding debt at date of acquisition as if they had been completed as of September 30, 2007. The unaudited pro forma condensed combined statements of operations for the six months ended September 30, 2007 and the year ended March 31, 2007 combine the historical results of the Company and Network General and give effect to the merger and subsequent refinancing as if they had occurred on April 1, 2006.

The Pro Forma Financial Statements presented are based on preliminary assumptions and adjustments described in the accompanying notes. The Pro Forma Financial Statements are presented for illustrative purposes and do not purport to represent what the financial position or results of operations would actually have been if the merger occurred as of the dates indicated or what such financial position or results would be for any future periods. The Pro Forma Financial Statements should be read in conjunction with:

•	the accompanying notes to the Pro Forma Financial Statements;

•

the separate historical financial statements of the Company as of and for the three and six months ended September 30, 2007 included in the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2007;

•	the separate historical financial statements of the Company as of and for the year ended March 31, 2007 included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2007 and;

•

the separate historical audited financial statements of Network General as of and for the nine months ended October 31, 2007 and as of and for the years ended January 31, 2007 and 2006, and the unaudited statement of operations and of cash flows for the nine months ended October 31, 2006 which are included in Exhibit 99.3 and are incorporated by reference.

The unaudited pro forma combined condensed financial information reflects the application of the purchase method of accounting for the merger. Based upon the terms of the Merger Agreement and other factors, such as the composition of the combined company’s board and senior management, the Company is treated as the acquirer of Network General. Accordingly, we have adjusted the historical consolidated financial information to give effect to the impact of the consideration issued in connection with the merger. In the unaudited pro forma condensed combined balance sheet, the Company’s cost to acquire Network General has been allocated to the assets acquired and liabilities assumed based upon management’s preliminary estimate of their respective fair values. Any differences between fair value of the consideration issued and the fair value of the assets and liabilities acquired will be recorded as goodwill. The amounts allocated to acquired assets and liabilities in the Pro Forma Financial Statements are based on management’s preliminary valuation estimates. Definitive allocations will be finalized based on certain valuations and other studies that are being performed by the Company with the assistance of outside valuation specialists. Accordingly, the purchase price allocation adjustments and related amortization reflected in the following Pro Forma Financial Statements are preliminary, have been made solely for the purpose of preparing these statements and are subject to revision based on a final determination of fair value. For example, if the value of the definite-lived intangible assets increased or decreased by 10%, the resulting annual increase or decrease to amortization expense would be approximately $588,000, respectively.

The unaudited pro forma combined condensed statements of operations also include certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as amortization expense on acquired intangible assets and interest expense on debt issuance.

As part of the merger, the Company caused the repayment of Network General’s outstanding debt of $98.5 million with the proceeds of the Company’s issuance of $100 million of senior secured floating rate notes to the holders of Network General’s outstanding debt. The additional $1.5 million from such notes was used as partial payment of the merger proceeds to certain Network General stockholders. The notes were scheduled to mature in 2012 with interest payable quarterly. The interest rate would have reset quarterly based on the three month London InterBank Offered Rate (“LIBOR”) rate plus a fixed margin of 5% in the first year, 5.5% in the second year and 6% thereafter.

On December 21, 2007, the Company entered into a credit facility with KeyBank National Association (“KeyBank”) and a syndicate of lenders for a term loan of $100 million plus a $10 million revolving credit facility pursuant to a credit agreement of even date (the “Credit Agreement”). On the same date the Company drew down the entire term loan facility and used the proceeds of such loan plus cash on hand to repay the outstanding senior secured floating rate notes and related accrued interest. The $10 million revolving credit facility includes letter of credit and swingline loan sub-facilities and replaced a previous $5 million revolving credit facility with Silicon Valley Bank (“SVB”).

At the Company’s election, revolving loans and the term loan under the Credit Agreement bear interest at either (1) a rate per annum equal to the greater of KeyBank’s prime rate or 0.5% in excess of the federal funds effective rate (the “Alternative Base Rate”) or (2) the one-, two-, three-, or six-month per annum LIBOR, as selected by the Company, multiplied by the statutory reserve adjustment (collectively, the “Eurodollar Rate”), in each case plus an applicable margin. From December 21, 2007 until February 29, 2008, the applicable margin for Alternative Base Rate loans will be 175 basis points and 300 basis points for Eurodollar Rate loans. Beginning with the delivery of the Company’s financial statements for the quarter ended December 31, 2007, the applicable margin will vary depending on the Company’s leverage ratio, ranging from 175 basis points for Alternative Base Rate loans and 300 basis points for Eurodollar Rate loans if the Company’s consolidated leverage ratio is 2.50 to 1.00 or higher, down to 75 basis points for Alternative Base Rate loans and 200 basis points for Eurodollar Rate loans if the Company’s consolidated leverage ratio is 1.00 to 1.00 or less. Swing line loans will bear interest at the Alternative Base Rate. The Company’s consolidated leverage ratio is the ratio of its total funded debt compared to its consolidated adjusted EBITDA. Consolidated adjusted EBITDA includes certain adjustments, including without limitation, adjustments relating to restructuring charges, deferred revenue revaluation and assumed synergies in connection with the previously announced acquisition of Network General Corporation, certain historical EBITDA amounts of Network General Corporation prior to its acquisition by the Company, certain non-cash charges not related to such acquisition, and certain non-cash stock-based expenses, all as set forth in detail in the definition of Consolidated EBITDA in the Credit Agreement.

For purposes of the pro forma combined condensed statements of operations, interest expense was calculated on the debt outstanding under the KeyBank term loan based on the Eurodollar Rate, which was LIBOR plus a 3% margin totaling 7.75%. If the Eurodollar Rate were to increase or decrease by 0.125%, the resulting annual increase or decrease to interest expense would be approximately $123,000, respectively

Payments of principal on the term loan commence on March 31, 2008, and will be made in regular quarterly installments as set forth below with the balance thereof payable in full on December 20, 2012:

Year and Date	March 31	June 30	September 30	December 31
2008	$1,250,000	$1,250,000	$1,250,000	$1,250,000
2009	$2,500,000	$2,500,000	$2,500,000	$2,500,000
2010	$2,500,000	$2,500,000	$2,500,000	$2,500,000
2011	$3,750,000	$3,750,000	$3,750,000	$3,750,000
2012	$3,750,000	$3,750,000	$3,750,000	—

Subject to certain exceptions, the Credit Agreement contains provisions for mandatory prepayments from a portion of excess cash flow, from a portion of any equity offerings by the Company, from the net cash proceeds of certain indebtedness incurred by the Company, and from asset sales. The Company may also prepay loans under the Credit Agreement, including the term loan, at any time, without penalty, subject to certain notice requirements.

The unaudited pro forma combined condensed statements of operations do not include the impacts of any revenue, cost or other operating synergies that may result from the merger or any related restructuring actions. Cost savings, if achieved, could result from material sourcing changes and elimination of redundant costs including headcount and facilities. The Pro Forma Financial Statements do not reflect certain amounts resulting from the merger because the Company’s management considers them to be of a non-recurring nature. Such amounts will be comprised of charges for the sale of inventories revalued at the date of acquisition as well as restructuring and other exit and non-recurring costs related to the integration of NetScout and Network General businesses. To the extent the exit costs relate to the Network General business and meet certain criteria, an amount will be recorded in the opening balance sheet in purchase accounting in accordance with EITF Issue No 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination.” To the extent that such costs relate to NetScout businesses, they will not meet the criteria in EITF Issue No 95-3, and will be recorded as expenses through the statement of operations pursuant to Statement of Financial Accounting Standard No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. For purposes of this pro forma presentation, a preliminary estimate based on management plans thus far has been reflected in the combined balance sheet. As management finalizes its restructuring and integration plans, these preliminary estimates may be revised. Also, the Company has not fully completed the detailed analysis of the combined Company’s net deferred tax assets and the effect historical financial results combined with projected taxable income has on the Company’s ability to quantify the likelihood that these assets will be used in the future. Consequently, for purposes of this pro forma presentation, the pro forma balance sheet does not include adjustments related to the acquired gross deferred tax assets and liabilities, and any related valuation allowance. Further analysis of the deferred tax assets and liabilities acquired in the merger and the expected realizability of the combined net deferred tax assets will be performed by the Company, including an analysis to determine the extent utilization of the acquired net operating loss carryforwards may be limited annually under the tax laws. Any change to the acquired gross deferred tax assets and liabilities, and any related valuation allowance, would be offset by a corresponding adjustment to goodwill, and any change to the valuation allowance related to the Company’s deferred tax assets and liabilities would be reflected in the income tax provision.

NetScout System, Inc.

Unaudited Pro forma Combined Condensed Balance Sheet

As of September 30, 2007

(Amounts in thousands)

	NetScout 9/30/2007 As Reported	Network General 7/31/2007 As Reported	Pro Forma Adjustments		Pro Forma Combined
Assets
Current Assets:
Cash and cash equivalents	$31,923	$19,591	$(17,188	)(A)	$34,326
Marketable securities	70,856	—	(40,551	)(A)	30,305
Accounts receivable, net of allowance for doubtful account	18,709	21,569	—		40,278
Inventories	4,846	3,463	858	(B)	9,167
Refundable income taxes	309	165	—		474
Deferred income taxes	2,747	—	(2,747	)(K)	—
Prepaid expenses &, other current assets	2,845	5,859	—		8,704

Total current assets	132,235	50,647	(59,628)		123,254
Fixed assets, net	8,869	10,396	—		19,265
Goodwill	36,561	39,449	90,939	(C)(D)	166,949
Acquired intangible assets, net	226	22,676	45,124	(C)(D)	68,026
Capitalized software development costs, net	89	178	(178	)(C)	89
Deferred income taxes	5,462	—	(5,462	)(K)	—
Long-term marketable securities	6,094	—	—		6,094
Other assets	1,692	1,172	1,316	(E)	4,180

Total assets	$191,228	$124,518	$72,111		$387,857

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$4,507	$9,415	$—		$13,922
Accrued compensation	8,219	8,777	4,800	(F)	21,796
Accrued other liabilities	3,690	3,812	—		7,502
Income taxes payable	380	612	—		992
Deferred revenue	22,365	39,734	(20,922	)(G)	41,177
Short-term portion of debt	—	—	3,750	(H)	3,750

Total current liabilities	39,161	62,350	(12,372)		89,139
Other long-term liabilities	961	—			961
Long-term portion of debt	—	98,500	(2,250	)(H)	96,250
Accrued long-term retirement benefits	1,315	—	—		1,315
Long-term deferred revenue	3,223	6,381	(3,688	)(G)	5,916

Total liabilities	44,660	167,231	(18,310)		193,581
Stockholders’ equity (deficit):
Common stock	37	2,126	(2,120	)(I)(J)	43
Additional paid-in capital	124,260	204,514	(148,603	)(I)(J)	180,171
Accumulated other comprehensive (loss) income	(3)	393	(393	)(I)	(3)
Treasury stock, at cost	(28,939)	—	—		(28,939)
Retained earnings (Accumulated deficit)	51,213	(249,746)	241,537	(I)(K)	43,004

Total stockholders’ equity (deficit)	146,568	(42,713)	90,421		194,276

Total liabilities and stockholders’ equity (deficit)	$191,228	$124,518	$72,111		$387,857

NetScout System, Inc.

Unaudited Pro forma Combined Condensed Statement of Operations

For the Six months ended September 30, 2007

(Amounts in thousands, except per share data)

	NetScout 6 months ended 9/30/2007 As Reported	Network General 6 months ended 7/31/2007 As Reported	Pro Forma Adjustments		Pro Forma Combined
Revenue:
Product	$36,424	$31,323	$—		$67,747
Service	21,101	37,045	—		58,146

Total revenue	57,525	68,368	—		125,893

Cost of revenue:
Product	9,647	11,496	—		21,143
Service	2,986	6,376	—		9,362
Amortization of purchased technology	209	1,848	142	(C)(D)	2,199

Total cost of revenue	12,842	19,720	142		32,704

Gross profit	44,683	48,648	(142)		93,189

Operating expenses:
Research and development	9,246	13,234	—		22,480
Sales and marketing	22,977	31,607	—		54,584
General and administrative	6,025	7,198	—		13,223
Restructuring costs	—	10	—		10
Amortization of acquired intangible assets and impairment of acquired intangibles and goodwill	6	3,894	(2,944	)(C)(D)	956

Total operating expenses	38,254	55,943	(2,944)		91,253

Income (loss) from operations	6,429	(7,295)	2,802		1,936

Interest and other income (expense), net:
Interest income	2,107	259	(1,160	)(A)	1,206
Interest expense	(31)	(3,483)	(467	)(H)	(3,981)
Other expense: net	(6)	(158)	—		(164)

Total interest and other income (expense), net	2,070	(3,382)	(1,627)		(2,939)

Income (loss) before income tax expense,	8,499	(10,677)	1,175		(1,003)
Income tax expense	2,568	562	(1,657	)(L)	1,473

Net income (loss)	$5,931	$(11,239)	$2,832		$(2,476)

Net income (loss) per share
Basic	$0.18				$(0.06)
Diluted	$0.18				$(0.06)
Weighted Average shares outstanding
Basic	32,221		6,000	(M)	38,221
Diluted	33,435		6,000	(M)	39,435

NetScout System, Inc.

Unaudited Pro forma Combined Condensed Statement of Operations

(Amounts in thousands, except per share data)

	NetScout 12 months ended 3/31/2007 As Reported	Network General 12 months ended 1/31/2007 As Reported	Pro Forma Adjustments		Pro Forma Combined
Revenue:
Product	$63,524	$71,033	$—		$134,557
Service	38,948	68,913	—		107,861

Total revenue	102,472	139,946	—		242,418

Cost of revenue:
Product	16,768	26,288	—		43,056
Service	5,424	12,803	—		18,227
.Amortization of purchased technology	416	3,946	34	(C)(D)	4,396

Total cost of revenue	22,608	43,037	34		65,679

Gross profit	79,864	96,909	(34)		176,739

Operating expenses:
Research and development	18,320	27,747	—		46,067
Sales and marketing	43,490	63,246	—		106,736
General and administrative	10,531	15,835	—		26,366
Restructuring costs	—	1,844	—		1,844
Amortization of acquired intangible assets and impairment of acquired	155	91,824	(89,924	)(C)(D)	2,055

Total operating expenses	72,496	200,496	(89,924)		183,068

Income (loss) from operations	7,368	(103,587)	89,890		(6,329)

Interest and other income (expense), net
Interest income	3,992	458	(2,495	)(A)	1,955
Interest expense	(85)	(7,489)	(315	)(H)	(7,889)
Other expense, net	(9)	(821)	—		(830)

Total interest and other income (expense), net	3,898	(7,852)	(2,810)		(6,764)

Income (loss) before income tax expense and cumulative effect of accounting change	11,266	(111,439)	87,080		(13,093)
Income tax expense (benefit)	3,598	1,078	(3,603	)(L)	1,073

Income (loss) before cumulative effect of accounting change	$7,668	$(112,517)	$90,683		$(14,166)

Income (loss) before cumulative effect of accounting change per share
Basic	$0.24				$(0.38)
Diluted	$0.23				$(0.36)
Weighted Average shares outstanding
Basic	31,713		6,000	(M)	37,713
Diluted	33,050		6,000	(M)	39,050

NETSCOUT SYSTEMS, INC.

Notes to Unaudited Pro Forma Combined Condensed Financial Statements

1. Basis of Presentation

The unaudited pro forma combined condensed balance sheet was prepared using the historical balance sheets of the Company as of September 30, 2007 and of Network General as of July 31, 2007. The unaudited pro forma combined condensed statements of operations were prepared using the historical statements of operations of the Company for the six months ended September 30, 2007 and for the year ended March 31, 2007; and of Network General for the six months ended July 31, 2007 and for the year ended January 31, 2007.

The unaudited pro forma combined condensed financial information reflects the application of the purchase method of accounting for the merger. Based upon the terms of the merger and other factors, such as the composition of the combined company’s board and senior management, the Company is treated as the acquirer of Network General. Accordingly, we have adjusted the historical consolidated financial information to give effect to the impact of the consideration issued in connection with the merger. In the unaudited pro forma combined condensed balance sheet, the Company’s cost to acquire Network General has been allocated to the assets acquired and liabilities assumed based upon management’s preliminary estimate of their respective fair values. Any differences between fair value of the consideration issued and the fair value of the assets and liabilities acquired will be recorded as goodwill. The amounts allocated to acquired assets and liabilities in the Pro Forma Financial Statements are based on management’s preliminary valuation estimates. Definitive allocations are being finalized based on certain valuations and other studies that are being performed by the Company with the assistance of outside valuation specialists. Accordingly, the purchase price allocation adjustments and related amortization reflected in the foregoing Pro Forma Financial Statements are preliminary, have been made solely for the purpose of preparing these statements and are subject to revision based on a final determination of fair value. For example, if the value of the definite-lived intangible assets increased or decreased by 10%, the resulting annual increase or decrease to amortization expense would be approximately $588,000, respectively.

2. Purchase Price

The purchase price consisted of a combination of 6 million shares of NetScout common stock, $100 million of NetScout’s senior secured floating rate notes, and approximately $53 million in cash.

Following is a preliminary estimate of the purchase price for Network General (in thousands):

NetScout common stock issued: 6 million shares multiplied by $9.35 per share (a)	$56,100
Cash paid	52,631
Debt Issued	100,000
Estimated transaction costs	3,945

Estimated purchase price	$212,676

For purposes of this pro forma analysis, the above purchase price has been allocated based on a preliminary estimate of the fair value of net assets acquired. The allocation included in this pro forma financial information was based on the balance sheet of Network General as of July 31, 2007. The actual purchase accounting allocation will be revised to reflect the net tangible assets of the acquired entity that exist as of the date of the acquisition. A summary of the purchase price allocation is as follows (in thousands):

Book Value of net assets acquired	$55,787
Less: pre-merger goodwill and intangible assets	(62,303)
Less: Accrued termination costs (EITF95-3)	(4,800)

Adjusted book value of tangible net assets acquired	(11,316)
Remaining allocation:
Adjust deferred revenue to fair value	24,610
Other fair value adjustments	1,194
Identifiable intangible assets at fair value	67,800
Goodwill	130,388

Estimated purchase price	$212,676

(a) Represents the average NetScout closing stock price during the four-day period including the two trading days prior to September 20, 2007, the date of the public announcement of the merger agreement, and the two trading days after the announcement.

3. Pro Forma Adjustments

The following pro forma adjustments are based on preliminary estimates, which may change as additional information is obtained:

(A)	To record the cash paid for the merger, transaction costs and stock and debt issuance costs and to record the related estimated decrease in interest income earned on the reduced cash and marketable securities.

(B)	To adjust Network General’s inventory to fair value. The cost of sales impact of the write-up of inventory to fair value has been excluded from the pro forma condensed combined statement of operations as it is a non-recurring item.

(C)	To eliminate Network General’s pre-merger goodwill, intangible assets, capitalized software development costs, amortization of acquired intangible assets and impairment of acquired intangible assets and goodwill.

(D)	To record goodwill and $ 67.8 million of acquired intangible assets and to record the related amortization of the definite-lived intangible assets on a straight-line basis over a weighted average life of 11 years.

The following table reflects the estimated fair value of the acquired identifiable intangible assets and related estimates of useful lives:

	FairValue	Useful Life (Years)
Developed Product Technology	$19,900,000	5
Customer Relationships	29,300,000	15.5
Trademark/Tradenames	18,600,000	Indefinite

Total	$67,800,000

(E)	To record the value of net beneficial leases for Network General’s office leases and to record deferred financing costs of $980,000 related to issuance of new debt shortly after the merger.

(F)	To accrue for Network General employee termination costs of $ 4.8 million .

(G)	To adjust Network General’s deferred revenue to fair value. The revenue impact of the write-down of deferred revenue to fair value has been excluded from the pro forma condensed combined statement of operations as it is a non-recurring item.

(H)

To remove Network General’s pre-acquisition long-term debt and related interest expense and record new long-term debt. In conjunction with the merger, the Company issued $100 million of debt to holders of the pre-merger debt. Shortly after the merger the Company re-financed this debt with $100 million of new debt. The new debt of $100 million is payable in quarterly installments through 2012, interest accrues and is payable quarterly based on a variable interest rate (either

LIBOR or prime) plus a fixed margin. For purposes of the pro forma combined condensed statements of operations, interest expense was recorded using the Eurodollar Rate in December 2007, which was LIBOR plus a three point margin. Deferred financing costs of $980,000 are amortized to interest expense over the life of the debt. If the Eurodollar Rate were to increase or decrease by 0.125%, the resulting annual increase or decrease to interest expense would be approximately $123,000, respectively.

(I)	To remove the historical equity accounts of Network General.

(J)	To record the issuance of Company common stock as consideration for the merger, net of issuance costs of $183,000.

(K)	To adjust net deferred tax assets to reflect a valuation allowance pending the Company completing its full analysis on the likelihood that these combined net deferred tax assets will or will not be realized. Upon completion of the Company’s assessment, any change to the acquired gross deferred tax assets and liabilities, and any related valuation allowance, would be offset by a corresponding adjustment to goodwill, and any change to the valuation allowance related to the Company’s deferred tax assets and liabilities would be reflected in the income tax provision.

(L)	To adjust the total tax provision to reflect the estimated tax provision of the combined company.

(M)	To reflect the issuance of NetScout common shares in weighted average shares outstanding as if the issuance had occurred at the beginning of the period.